SUNAMERICA SENIOR FLOATING RATE FUND, INC.

ARTICLES SUPPLEMENTARY

SunAmerica Senior Floating Rate Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: (a) Pursuant to the authority vested in the Board of Directors (“Board of Directors”) of the Corporation by the Maryland General Corporation Law and the charter (“Charter”) of the Corporation, the Board of Directors adopted resolutions classifying and designating 250,000,000 authorized but unissued Class T shares of the AIG Senior Floating Rate Fund as shares of common stock, par value $.01 per share (the “Common Stock”), of the Corporation, without further classification or designation (the “Undesignated Common Stock”).

(b) The shares reclassified as set forth immediately above have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of Undesignated Common Stock as set forth in the Charter.

SECOND: Immediately after these Articles Supplementary are accepted for record by the SDAT, the aggregate number of authorized shares of Common Stock is 1,000,000,000, of which 300,000,000 are shares of Undesignated Common Stock and 700,000,000 are shares of Common Stock classified and designated as follows:

CLASS	NUMBER OF SHARES
AIG Senior Floating Rate Fund Class A	200,000,000
AIG Senior Floating Rate Fund Class C	250,000,000
AIG Senior Floating Rate Fund Class W	250,000,000

THIRD: The shares of Common Stock have been classified and designated by the Board of Directors under the authority contained in the Charter. The aggregate number of authorized shares of stock of the Corporation is unchanged by these Articles Supplementary.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Assistant Secretary on this 26th day of February, 2019.

ATTEST:	SUNAMERICA SENIOR FLOATING RATE FUND, INC.

/s/ Christopher J. Tafone	/s/ John T. Genoy	(SEAL)
Christopher J. Tafone	John T. Genoy
Assistant Secretary	President

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